UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2009

Metabasis Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50785	33-0753322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11119 North Torrey Pines Road La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 587-2770

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 26, 2009, Metabasis Therapeutics, Inc. (the “Company”) was notified by Oxford Corporation (“Oxford”) that the material adverse change and insolvency events of default under the terms of the Loan and Security Agreement, dated March 14, 2008, between the Company and Oxford (“Agreement”) had occurred, which required full payment by the Company of all amounts due to Oxford, totaling $7.2 million. On May 26, 2009, the Company paid Oxford the outstanding principal and interest due, totaling $6.8 million. On May 28, 2009, the Company and Oxford amended the Agreement to release the Company from any obligation to pay the prepayment penalty of $236,000 under the Agreement, and providing new terms for the remittance to Oxford of the remaining loan balance of $200,000. The new terms require payment of the remaining $200,000 in full, including accrued interest at a rate of 14.83%, on June 1, 2010, provided that pro-rata portions of the remaining $200,000 plus accrued interest will become due earlier upon the occurrence of certain Company funding events. The remaining loan balance is collateralized by the assets of the Company, excluding cash, cash equivalents, intellectual property and contract rights.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.04.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 26, 2009, the Company committed to a restructuring plan that resulted in the reduction of 45 employees, or approximately 85% of the Company’s workforce. This restructuring is intended to further preserve cash and reduce ongoing operating expenses, providing the Board of Directors additional time to evaluate strategic alternatives. All research and development activities are discontinued. The seven remaining employees, primarily consisting of the current officers of the Company, will assist the Board of Directors in assessing and completing any possible strategic transaction. Employees directly affected by the restructuring plan have received notification. The Company currently does not anticipate incurring any material costs in connection with the restructuring. However, in connection with the cessation of all research and development activities under the restructuring, the Company concluded that it will incur an impairment charge in the range of $3.5 to $4.0 million, primarily related to scientific equipment and other assets previously utilized in its research and clinical development activities.

Item 2.06 Material Impairments.

On May 26, 2009, the Company concluded that it will incur an impairment charge in the range of $3.5 to $4.0 million, primarily related to scientific equipment and other assets previously utilized in its research and clinical development activities, as further described in Item 2.05 of this Current Report on Form 8-K, which is incorporated by reference into this Item 2.06.

The impairment charge that the Company expects to incur in connection with the restructuring is subject to a number of assumptions, and actual results may materially differ. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring plan.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 21, 2009, the Company received a letter from the Nasdaq Stock Market informing the Company of its non-compliance with Marketplace Rule 4310(c)(3), which requires companies listed on the Nasdaq Capital Market to maintain a minimum of $2.5 million in shareholders’ equity. The letter stated that the Company has 15 calendar days to submit a plan to regain compliance. If the plan is accepted, the Company may be provided with up to 105 calendar days from May 21, 2009 to demonstrate compliance.

The Company has not yet determined what action it will take in response to this continued listing issue and is currently evaluating potential alternatives in the context of its business plan. The Company reported a shareholders’ deficit of $4.0 million in its quarterly report on Form 10-Q for the fiscal year ended March 31, 2009.

Item 8.01. Other Events.

On May 27, 2009, the Company issued a press release announcing that, effective May 26, 2009, the Company reduced its workforce to seven employees to further preserve cash and reduce ongoing operating expenses, providing the Board of Directors additional time to evaluate its strategic alternatives. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Description
99.1	Press release of Metabasis Therapeutics, Inc. dated May 27, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABASIS THERAPEUTICS, INC.

By:	/s/ Tran B. Nguyen
Tran B. Nguyen Vice President, Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial Officer)

Date: May 28, 2009

INDEX TO EXHIBITS

Number	Description
99.1	Press release of Metabasis Therapeutics, Inc. dated May 27, 2009.